Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

Lynn.pieper@westwicke.com

AtriCure Reports Fourth Quarter and Full Year 2012 Financial Results

Highlights

•	2012 revenue of $70.2 million – up 9.1%

•	2012 international sales of $17.6 million – up 14.0%

•	4th quarter revenue of $18.4 million – up 9.5%

WEST CHESTER, Ohio –February 28, 2013 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in the development of technologies and solutions for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage, today announced fourth quarter and full year 2012 financial results.

Revenue for the fourth quarter of 2012 was $18.4 million, reflecting 9.5% growth (10.1% growth on a constant currency basis) over the fourth quarter of 2011. Revenue from U.S. product sales was $13.7 million, reflecting growth of 10.2%, and revenue from product sales to international customers was $4.7 million, reflecting growth of 7.8% (10.1% growth on a constant currency basis).

“We are pleased to report fourth quarter and full year 2012 results which provide a strong growth platform from which we can continue to build in 2013 and beyond. I continue to be impressed with the resiliency and talent of the team at AtriCure – we have a great brand and customer service ethic which permeate every aspect of the company,” said Mike Carrel, President and Chief Executive Officer of AtriCure.

Mr. Carrel continued, “AtriCure is emerging as the education leader in the field of atrial fibrillation, and I am confident in our ability to further develop and expand the market. With our recently completed financing in January, we have strengthened our balance sheet to successfully build and grow our business, and in 2013 expect to continue our investments in training and education, clinical science, international expansion and other commercial investments. We are transforming AtriCure into a commercially focused organization with a clear eye toward accelerating revenue growth, leveraging our operating structure and eventually driving profitability.”

2012 Financial Results

Revenue for 2012 was $70.2 million, an increase of $5.8 million or 9.1%, compared to 2011 revenue. Domestic revenue increased 7.5% to $52.6 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $17.6 million, an increase of $2.2 million or 14.0% (18.9% on a constant currency basis) when compared to $15.5 million for 2011. International revenue growth was driven primarily by an increase in product sales in direct European markets, Russia and Asia.

Gross profit for 2012 was $50.0 million compared to $47.0 million for 2011. Gross margin for 2012 was 71.2% compared to 73.0% for 2011. The decrease in gross margin was due primarily to an increased mix of revenue from international sales, slight pressure on prices, primarily in our clamp and clip products, an increase in capital equipment sales and our investment in manufacturing and quality systems to transition and maintain the manufacturing of PMA approved products and to support our expanding operations.

Operating expenses for 2012 increased 10.6%, or $5.5 million, to $57.2 million from $51.7 million for 2011. The increase in operating expenses was driven primarily by a combination of increased selling, marketing and training expenses as well as non-recurring severance and other charges during the year.

Loss from operations for 2012 was $7.2 million as compared to $4.7 million for 2011. Adjusted EBITDA, a non-GAAP measure, was a loss of $1.8 million for 2012 as compared to income of $0.1 million for 2011 (see reconciliation table below). Net loss per share was $0.47 for 2012 and $0.35 for 2011.

Cash, cash equivalents and investments were $12.0 million at December 31, 2012 and cash used in operations during 2012 was $1.9 million.

Fourth Quarter 2012 Financial Results

Revenue for the fourth quarter of 2012 was $18.4 million, an increase of $1.6 million or 9.5%, compared to fourth quarter 2011 revenue. Domestic revenue increased 10.2% to $13.7 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $4.7 million, an increase of $0.3 million or 7.8% (10.1% on a constant currency basis) when compared to $4.4 million for the fourth quarter of 2011. International revenue growth was driven primarily by an increase in sales in European markets.

Gross profit for the fourth quarter of 2012 was $13.0 million compared to $11.7 million for the fourth quarter of 2011. Gross margin for the fourth quarter of 2012 and 2011 was 70.8% and 70.0%, respectively. The increase in gross margin was due primarily to a decrease in manufacturing scrap partially offset by some pricing pressure in the clamp and AtriClip products.

Operating expenses for the fourth quarter of 2012 increased 10.6%, or $1.4 million, compared to the fourth quarter of 2011. The increase in operating expenses was driven primarily by an increase in selling, marketing and training expenses.

Loss from operations for the fourth quarter of 2012 was $1.9 million compared to $1.7 million for the fourth quarter of 2011. Net loss per share was $0.12 for the fourth quarter of 2012 and $0.13 for the fourth quarter of 2011.

2013 Guidance

Management projects that 2013 revenue will be in the range of $76.5—$78.0 million, an increase of 9—11% from 2012.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $3.0 to $5.0 million including the impact of the Medical Device Tax which is estimated to be in the range of $0.8—$1.0 million for 2013. Management expects to continue making investments targeted at future revenue growth.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, February 28, 2013 to discuss its fourth quarter 2012 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

You may also access this call through an operator by calling (888) 713-4217 for domestic callers and (617) 213-4869 for international callers at least 15 minutes prior to the call start time using reservation code 53242423.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through April 7, 2013. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 18558054.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative Atrial Fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of Atrial Fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. AFib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$18,364	$16,763	$70,247	$64,402
Cost of revenue	5,362	5,023	20,233	17,406

Gross profit	13,002	11,740	50,014	46,996
Operating expenses:
Research and development expenses	2,967	2,964	12,147	11,857
Selling, general and administrative expenses	11,887	10,471	45,065	39,870

Total operating expenses	14,854	13,435	57,212	51,727

Loss from operations	(1,852)	(1,695)	(7,198)	(4,731)
Other expense	(138)	(380)	(286)	(694)

Loss before income tax expense	(1,990)	(2,075)	(7,484)	(5,425)
Income tax expense	(30)	(5)	(50)	(31)

Net loss	$(2,020)	$(2,080)	$(7,534)	$(5,456)

Basic and diluted net loss per share	$(0.12)	$(0.13)	$(0.47)	$(0.35)

Weighted average shares used in computing net loss per common share:
Basic and diluted	16,332	15,861	16,190	15,672

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash, cash equivalents and short-term investments	$12,000	$14,183
Accounts receivable	9,948	9,514
Inventories	5,718	6,563
Other current assets	873	933

Total current assets	28,539	31,193
Property and equipment, net	3,430	2,351
Intangible assets	32	45
Other assets	430	270

Total assets	$32,431	$33,859

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,176	$9,266
Current maturities of debt and capital lease obligations	2,029	1,543

Total current liabilities	12,205	10,809
Long-term debt and capital lease obligations	6,407	4,926
Other liabilities	1,319	2,509

Total liabilities	19,931	18,244
Stockholders’ equity:
Common stock	17	16
Additional paid-in capital	123,157	118,853
Other comprehensive income (loss)	77	(37)
Accumulated deficit	(110,751)	(103,217)

Total stockholders’ equity	12,500	15,615

Total liabilities and stockholders’ equity	$32,431	$33,859

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(7,534)	$(5,456)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	3,468	2,939
Depreciation and amortization	1,899	1,922
Write-off of deferred financing costs and discount on long-term debt	—	153
Amortization of deferred financing costs and discount on long-term debt	100	119
Loss (gain) on disposal of assets	40	(243)
Amortization/accretion on investments	12	61
Change in allowance for doubtful accounts	1	28
Changes in assets and liabilities
Accounts receivable	(417)	(199)
Inventories	865	(923)
Other current assets	57	(17)
Accounts payable and accrued liabilities	(229)	(188)
Other non-current assets and liabilities	(198)	(182)

Net cash used in operating activities	(1,936)	(1,986)
Cash flows from investing activities:
Purchases of available-for-sale securities	(9,236)	(12,649)
Maturities of available-for-sale securities	9,400	16,506
Purchases of equipment	(2,985)	(1,522)
Net proceeds from the sale of assets	24	389

Net cash (used in) provided by investing activities	(2,797)	2,724
Cash flows from financing activities:
Proceeds from borrowings of debt	10,000	7,500
Payments on debt and capital leases	(8,096)	(4,046)
Proceeds from stock option exercises	659	1,588
Payment of debt fees	(127)	(81)
Proceeds from issuance of common stock under employee stock purchase plan	627	669
Shares repurchased for payment of taxes on stock awards	(401)	(783)

Net cash provided by financing activities	2,662	4,847
Effect of exchange rate changes on cash and cash equivalents	65	(57)

Net (decrease) increase in cash and cash equivalents	(2,006)	5,528
Cash and cash equivalents—beginning of period	9,759	4,231

Cash and cash equivalents—end of period	$7,753	$9,759

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net loss, as reported	$(2,020)	$(2,080)	$(7,534)	$(5,456)
Income tax expense	30	5	50	31
Other expense (a)	138	380	286	694
Depreciation and amortization expense	379	430	1,899	1,922
Share-based compensation expense	527	690	3,468	2,939

Non-GAAP adjusted (loss) earnings (adjusted EBITDA)	$(946)	$(575)	$(1,831)	$130

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
(a) Other includes:
Net interest expense	$(182)	$(161)	$(791)	$(798)
Grant income (expense)	30	(57)	409	51
(Loss) gain due to exchange rate fluctuation	(6)	(124)	(83)	30
Non-employee stock option income (expense)	20	(38)	179	23

Other expense	$(138)	$(380)	$(286)	$(694)

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